Exhibit 10.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of April 29, 2012 by and between Tesco Corporation, a corporation organized under the laws of Alberta, Canada (“Seller”), Schlumberger Oilfield Holdings Ltd., a British Virgin Islands company (“SOHL”), and Schlumberger Technology Corporation, a Texas corporation (“STC” and, together with SOHL, “Buyers”).
RECITALS
WHEREAS, Seller currently operates the Business (as hereinafter defined).
WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Buyers the assets specified herein constituting all of the tangible and intangible assets employed by Seller in its operation of the Business as it is currently conducted or proposed to be conducted and will be conducted or proposed to be conducted immediately prior to the Closing, and Buyers desire to acquire such assets.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.1    Assets. Subject to the terms and conditions hereof and subject to the representations and warranties made herein, at the Closing, Seller will, and will cause its subsidiaries and affiliates to, sell, assign, transfer, grant, bargain, deliver and convey to (i) STC and its designated U.S. affiliates all of Seller's right, title and interest in and to, and all right, title and interest of any subsidiary or affiliate of Seller in and to, the Assets (as described below) located in the United States (the “US Assets”) and (ii) SOHL and its designated non-U.S. affiliates all of Seller's right, title and interest in and to, and all right, title and interest of any subsidiary or affiliate of Seller in and to, the Assets located outside the United States (the “Non-US Assets”). For purposes of this Agreement, the term “Assets” shall mean:
(a)The inventories and work in process (the “Inventory”) and accounts receivable arising from or related to the Business (collectively, the “Working Capital”);
(b)All prepaid charges and expenses related to the Business or the Assets;
(c)All equipment, leasehold improvements, supplies and other tangible personal property (excluding office equipment) predominantly dedicated to the Business, including those certain physical assets more particularly described on Exhibit “A” attached hereto (collectively, the “Equipment”);
(d)Those intellectual property rights, and all common Law rights related thereto, employed in the operation of the Business as it is currently conducted or proposed to be conducted by Seller on the date hereof or immediately prior to the Closing and arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction:
(i)all patents identified in Exhibit “B-1” and applications therefor, constituting all patents used exclusively in the operation of the Business as currently conducted or proposed to be conducted, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon and the right to sue for past infringement thereof (collectively,

“Assigned Patents”) (and Seller shall license to Buyer pursuant to a license agreement substantially in the form attached as Exhibit “J” on a royalty-free basis, and on an exclusive basis in the Business for three years following the Closing Date and on a non-exclusive basis thereafter, all patents identified in Exhibit “B-2” and applications therefor, constituting all patents (other than the Assigned Patents) used in the operation of the Business as currently conducted or proposed to be conducted, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Licensed Patents” and, together with the Assigned Patents, “Patents”)),
(ii)all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature associated with the name “CASING DRILLING™” or “Retrievable Liner Drilling™,” together with all applications, registrations and renewals thereof and the goodwill associated therewith (collectively, “Marks”),
(iii)copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”),
(iv)all computer programs and websites, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; all databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing (collectively, “Software”), and
(v)discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of Seller, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”),
(collectively, the “Seller IP”).
(e)All contracts related to the Business, including those certain contracts set forth on Exhibit “C”, and except as expressly provided otherwise in such Exhibit “C” (collectively, the “Assigned Contracts”);
(f)All permits, including Environmental Permits, used, held for use or intended to be used in connection with the Business;
(g)Originals, to the extent available, or copies of all books, records, data, files and accounting records to the extent relating to the Business or the Assets, or used or held for use primarily in connection with the maintenance or operation of the Assets;
(h)All rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contracts to the extent relating to products sold, or services provided, in connection with the Business; and
(i)To the extent transferrable under applicable Law, all personnel files for Transferred Employees, excluding personnel files for Excluded Employees.
1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include the following assets and properties (collectively, the “Excluded Assets”):
(a)    Casing Drive System and accessories;
(b)    Casing Running tools and accessories; and
(c)    Multiple Control Line Running System™ and accessories.
It is the express intent of the parties that none of Seller's patents, domestic or foreign, shall be included within the Assets, save and except the Patents.

1.3    Liabilities. It is expressly agreed that Buyers and their subsidiaries and affiliates shall not assume or be liable for any liabilities arising out of, relating to or otherwise in respect of the Business or the Assets on or before the Closing Date, or any other liabilities of Seller or its subsidiaries or affiliates.
1.4    Permitted Encumbrances. The Assets are subject to those certain Liens set forth on Exhibit “D” attached hereto (the “Permitted Encumbrances”).

ARTICLE 2
PURCHASE PRICE
2.1    Aggregate Purchase Price. Subject to Section 2.2 below, the aggregate purchase price for the Assets (the “Purchase Price”) is $45,000,000.
2.2    Purchase Price Adjustment. As soon as reasonably practicable after the Closing, and in any event within 90 days following the Closing Date, Buyers shall prepare and deliver to Seller a statement of Working Capital as of the Closing Date (the “Final Closing Date Working Capital”) determined in accordance with generally accepted accounting principles in the United States (“GAAP”). Buyers shall provide Seller with reasonable access to copies of all work papers and other relevant documents used to calculate the Final Closing Date Working Capital in order to permit Seller to verify the accuracy of the Final Closing Date Working Capital. Within 30 days following the delivery of the statement calculating the Final Closing Date Working Capital, Seller shall notify Buyers if Seller disagrees with such determination of the Final Closing Date Working Capital. If Seller does not so notify Buyers, Seller shall be deemed to have accepted such determination. If Seller does so notify Buyers that Seller disagrees with such determination, then Seller and Buyers will use all commercially reasonable efforts to resolve the dispute. If Seller and Buyers are thereafter unable to agree within 40 days after delivery of the statement calculating the Final Closing Date Working Capital, such amount shall be determined by an independent accounting firm selected by Buyers. The determination by such accounting firm shall be final and binding on Buyers and Seller, and the fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Buyers, on the other hand. If the Final Closing Date Working Capital, as finally determined pursuant to this Section 2.2, is less than $19,000,000 (the “Estimated Closing Date Working Capital”), then within five days following the final determination thereof, Seller shall pay to Buyers, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyers, the amount of such difference. If the Final Closing Date Working Capital, as finally determined pursuant to this Section 2.2, is greater than the Estimated Closing Date Working Capital, then within five days following the final determination thereof, Buyers shall pay to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, the amount of such excess. Seller and Buyers shall agree to an appropriate allocation between STC and SOHL of any amount payable pursuant to this Section 2.2. Any amount payable pursuant to this Section 2.2 is referred to herein as a “Purchase Price Adjustment.” To the extent that a Buyer is entitled to receive any payment in respect of an adjustment in accordance with this Section 2.2, such Buyer shall be entitled, but shall not be required, to recover the amount of such payment from the Escrow Amount.

ARTICLE 3
CLOSING

3.1    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place within two (2) business days of the satisfaction or waiver of all Conditions Precedent (the “Closing Date”).
3.2    Transfer of Assets. At the Closing, the following shall occur:

(a)    Seller and Buyers shall execute and deliver, and Seller and Buyers shall cause their applicable subsidiaries and affiliates to execute and deliver, transfer agreements (the “Transfer Agreements”), whereby Seller and Seller's subsidiaries and affiliates will sell, transfer, convey, assign, deliver and set over to (i) STC and its designated U.S. affiliates the US Assets and (ii) SOHL and its designated non-U.S. affiliates the Non-US Assets, which Transfer Agreements are intended to ensure compliance with applicable local Laws relating to the transfer of the Assets or to cause the transfer of the Assets under applicable local Law, free and clear of any and all Liens except for the Permitted Encumbrances; the form of Transfer Agreement (subject to adjustment for jurisdiction-specific requirements) is set forth on Exhibit “E”;
(b)    Seller and Buyers shall execute and deliver, and Seller and Buyers shall cause their applicable subsidiaries and affiliates to execute and deliver, transfers of patents (the “Patent Transfers”), whereby Seller and Seller's subsidiaries and affiliates will sell, transfer, convey, assign, deliver and set over to (i) STC and its designated U.S. affiliates all right, title, benefit and interest in, to and under the Patents in the United States and (ii) SOHL and its designated non-U.S. affiliates all right, title, benefit and interest in, to and under the Patents outside the United States, in each case, free and clear of any and all Liens except for the Permitted Encumbrances, in compliance with applicable local Laws relating to the transfer of the Patents; the form of Patent Transfer (subject to adjustment for jurisdiction-specific requirements) is set forth on Exhibit “F”;
(c)    (i) STC shall pay to Seller the portion of the Purchase Price attributable to the US Assets, as set forth on Exhibit “K”, net of STC's share of the Escrow Amount (as described below) and (ii) SOHL shall pay to Seller the portion of the Purchase Price attributable to the Non-US Assets, as set forth on Exhibit “K”, net of SOHL's share of the Escrow Amount, in each case, in immediately available funds, in lawful money of the United States of America. The Escrow Amount shall be $3,000,000 and will be deposited with JPMorgan Chase Bank, National Association (the “Escrow Agent”), to be held and distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement (as hereinafter defined);
(d)    Seller and Buyers shall execute a Supply Agreement in the form attached hereto as Exhibit “G” (the “Supply Agreement”), whereby Seller will commit to supply to Buyers and their affiliates (i) the Casing Drive System and accessories; and (ii) Casing Running tools and accessories used non-exclusively in the Business;
(e)    Seller and Buyers shall execute a Transition Services Agreement in a form to be mutually agreed by Seller and Buyers providing for the provision by Seller to Buyers of agreed upon transition services at cost-based pricing (the “Transition Services Agreement”);
(f)    Seller and Buyers shall execute an Escrow Agreement in the form attached hereto as Exhibit “I” (the “Escrow Agreement”);
(g)    Seller and Buyers shall execute the License Agreement in the form attached hereto as Exhibit “J” (the “License Agreement”); and
(h)Each party shall provide evidence acceptable to the other parties authorizing the consummation of the transactions contemplated hereby and the execution and delivery of the closing documents on behalf of each party.
3.3    Allocation of Adjusted Purchase Price. Exhibit “K” attached hereto represents the parties' agreed allocation of the Purchase Price to the various Assets in the various jurisdictions based on balances as of December 31, 2011 (the “Allocation Statement”). The parties agree to revise the Allocation Statement as necessary to reflect (i) any differences between balances as of December 31, 2011 and the most recent balances available as of the Closing Date and (ii) to the extent not reflected in (i), the Purchase Price Adjustment (including any indemnity payment treated as an adjustment to the Purchase Price pursuant to Section 10.6) attributable to the relevant Assets, if any. The parties shall cooperate in good faith to revise and finalize the Allocation Statement and for this purpose shall apply a method that is consistent with the method that was used in preparing Exhibit “K” hereto. The parties agree to, and to cause their affiliates to, file any Internal Revenue Service Form 8594 and any similar forms required by any Governmental Authorities, and all federal, state, local and non-U.S. Tax Returns, in a manner consistent with the Allocation Statement

(as revised), and no party shall, or shall cause its affiliates to, take any position inconsistent with the Allocation Statement (as revised) on any Tax Return or otherwise with respect to Tax matters, unless required to do so under applicable law or a “determination” within the meaning of Section 1313(a)(1) of the Code.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF SELLER

Except as set forth in the disclosure schedules delivered to Buyers at or prior to the date hereof and making reference to the particular section and/or subsection of this Agreement to which exception is being taken, Seller represents and warrants to Buyers and agrees as follows (it being understood that each reference to “Seller” in this Article 4 shall be deemed to be a reference to Seller and its subsidiaries and affiliates, collectively):
4.1    Corporate.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, Canada. Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Seller hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly qualified to do business as a foreign entity in the jurisdictions set forth on Schedule 4.1(a).
(b)    This Agreement and all other agreements to be executed and delivered by Seller hereunder have been duly authorized by all necessary corporate action and no further approvals are required by the officers, directors or shareholders of Seller in connection therewith. This Agreement and all other agreements, certificates and instruments contemplated by this Agreement to be executed and delivered by Seller or any subsidiary or affiliate of Seller have been or will be, at or prior to the Closing, duly executed and delivered by Seller or such subsidiary or affiliate and constitute legal, valid and binding obligations of Seller or the applicable subsidiary or affiliate of Seller enforceable against such party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
(c)    Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof by Seller and its subsidiaries and affiliates will, with or without the passage of time or the giving of notice, or both, (i) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Assigned Contracts or any Material Contracts to which Seller or any subsidiary or affiliate of Seller is a party or by which any such party is bound or to which its properties or assets are subject, (ii) result in an acceleration or increase of any amounts due from Seller or any subsidiary or affiliate of Seller to any person, (iii) conflict with or violate the organizational documents of Seller or any subsidiary or affiliate of Seller, (iv) result in the creation or imposition of any Lien against the Assets, Seller, any subsidiary or affiliate of Seller or any of their respective properties or assets, (v) violate any Laws or any other restriction of any kind or character applicable to the Assets, Seller, any subsidiary or affiliate of Seller or any of their respective properties or assets, or (vi) require notice to or consent of any Governmental Authority or third party.
4.2    No Adverse Action. There are no actions, suits, claims or legal, administrative, arbitration or other proceedings or governmental investigations or examinations pending or, to Seller's knowledge, threatened or injunctions or orders entered, pending or, to Seller's knowledge, threatened against Seller or its business, property or assets, at Law or in equity, before or by any Governmental Authority relating to or arising from the Business or the Assets, or which seek to restrain or prohibit the consummation of the transactions contemplated hereby.
4.3    Title to the Assets; Condition. Seller has good and indefeasible title to the Assets, free and clear of all Liens except for the Permitted Encumbrances. Upon consummation of the transactions contemplated hereby, Buyers or their designated affiliates will have acquired good and indefeasible title in and to all of the Assets, free and clear of all Liens except for the Permitted Encumbrances. The transfer of the Assets from Seller to Buyers or their designated affiliates will not violate any fraudulent transfer Laws or any other Laws. All of the tangible Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the Business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. All supplies are suitable and usable for their intended purposes, and none of such items is below standard quality, obsolete or obsolescent.
4.4    Intangible Properties.
(a)    Ownership. Seller is the sole and exclusive owner of all right, title and interest in and to the Seller IP, free and clear of all Liens except for the Permitted Encumbrances. Seller has received no actual notice or claim (whether written, oral or otherwise) challenging Seller's ownership of any of the Seller IP by Seller (in whole or in part) or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of Seller is there a reasonable basis for any claim that Seller does not own the Seller IP. Except with respect to the Permitted Encumbrances, Seller has the unrestricted right to transfer all right, title, and interest in and to the Seller IP to Buyers and their designated affiliates without impairing or limiting any rights therein.
(b)    Validity and Enforceability. To the knowledge of Seller, the Seller IP is valid, enforceable and subsisting, without material qualification, limitation or restriction thereon or on the use thereof. The Seller has not received actual notice of any claim (written, oral or otherwise) challenging or questioning the validity or enforceability of any material part of the Seller IP or indicating an intention on the part of any person to bring a claim that any material part of the Seller IP is invalid or unenforceable or has been misused.
(c)    Patent. Exhibits “B-1” and “B-2” set forth an accurate and complete list of all patents in which Seller has ownership rights or rights to use, sell and license, as the case may be, and which are employed by Seller in its operation of the Business as it is currently conducted or proposed to be conducted. The Patents have not been and are not now involved in any interference, reissue or reexamination proceeding, and, to the knowledge of Seller, no such action is or has been threatened. To the knowledge of Seller, there are no facts or circumstances that would have barred issuance of the Patents, including no relevant prior art of which Seller has knowledge that was not disclosed during the prosecution of the applications for the Patents but which if such prior art had been disclosed may have affected the prosecution thereof or the scope of the patent claims ultimately granted in respect thereof.
(d)    Maintenance of Confidentiality. Seller has taken steps that are reasonable to maintain the confidentiality of the Trade Secrets. None of the Trade Secrets has been disclosed nor is the Seller under any obligation (contractual or otherwise) to disclose the Trade Secrets except under a written or verbal confidentiality agreement or undertaking or license agreement or sales representative agreement. To the knowledge of Seller, (i) no such agreement or undertaking has been breached, and (ii) there has been no disclosure of the Trade Secrets such that Seller may not enforce rights in the Trade Secrets.
(e)    Maintenance. Seller has not taken any action or failed to take any action of which it has knowledge, including the manner in which Seller has conducted its business or used or enforced or failed to use or enforce the Patents, that would result in abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of the Patents. The Patents have been registered and obtained in accordance with all material applicable legal requirements.
(f)    Licenses. Except as reflected among the Permitted Encumbrances (if applicable), Seller has not granted any licenses, agreements not to sue, or similar rights in the Seller IP to any person. Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Permitted Encumbrances (if applicable), Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Seller IP, or other third party, with respect to the use thereof or in connection with the operation of the Business as it is currently conducted or proposed to be conducted.
(g)    No Infringement. Use of the Seller IP and operation of the Business as it is currently conducted or proposed to be conducted by Seller is not subject to and has not been subject to any pending or threatened challenge or claim or demand of infringement, misappropriation, violation, dilution or unauthorized use, and there is no reasonable basis upon which any such claim could be made. Except as reflected among the Permitted Encumbrances (if applicable), to Seller's knowledge no third party is misappropriating, infringing, diluting or violating any Seller IP. No Seller IP is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting the use thereof by Seller or restricting the sale, transfer, assignment or licensing by Seller or its successors or assigns.
(h)    Unburdened Transfer. The due execution and performance of this Agreement will not result in the loss or impairment of Buyers' or their designated affiliates' right to own or use any of the Seller IP.
4.5    Continuity. Since December 31, 2011, Seller has conducted its business in the usual and customary manner and in the ordinary course of business consistent with past practice, and there has not been: (i) any sale, lease, assignment, distribution, transfer, mortgage, pledge or subjection to Lien of any owned or leased assets used in the Business, except sales of inventory and obsolete or surplus equipment in the ordinary course of business consistent with past practice; (ii) any material damage to, or destruction or loss of, any Asset or any other assets used in the Business, whether or not covered by insurance; (iii) a termination, or a threatened termination, or material modification, in each case not in the ordinary course of business, of any Material Contract or the relationship of Seller with any customer, supplier or vendor, who in the aggregate accounted for in excess of 5% of sales or purchases related to the Business during either of Seller's last two fiscal years; (iv) any change in accounting methods or principles or the application thereof or any change in any of Seller's policies or practices with respect to items affecting Working Capital; (v) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the Assets, or requiring the consent of any person to the transfer and assignment of any of the Assets; (vi) any merger, consolidation, share exchange or acquisition of substantially all the assets of any person by or with Seller to the extent related to the Business; (vii) any delay or reduction in capital expenditures related to the Business in contemplation of this Agreement or otherwise, or any failure to continue to make capital expenditures related to the Business in the ordinary course of business consistent with past practice; (viii) any acceleration of sales or orders related to the Business or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice; (ix) to the extent related to any Employee or otherwise related to the Business, any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, consulting arrangement or similar document or agreement, or other changes in employee benefits or other compensation other than in the ordinary course of business consistent with past practice; (x) any change in the practices of Seller with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties related to the Business; (xi) any making of Tax elections, any change in Tax elections, practices, methods or principles, any amendment of any Tax Return, any settlement or compromise of any action, suit, proceeding, audit, written claim, asserted deficiency, or assessment pending or proposed, or any taking of any other discretionary action with respect to the Assets or the Business, except (A) as required by applicable Law, or (B) as will not adversely impact Buyers or any of their affiliates at or after the Closing; (xii) any Contract to which Seller is a party or to which any of the Assets may be subject and to which Seller or any of its affiliates is also a party; (xiii) any waiver of any rights that, singly or in the aggregate, are material to the Business, the Assets or the financial condition or results of operation of Seller; (xiv) any transaction by Seller with respect to the Business or the Assets not in the ordinary course of business consistent with past practice; (xv) any Material Adverse Change; or (xvi) any Contract or commitment to do or cause to be done any of the foregoing (other than this Agreement).

4.6    Material Contracts. Schedule 4.6 lists all Contracts to which Seller is a party as of the date of this Agreement and which relate to the Business or the Assets that are either material to the Business or involve annual consideration with a value of $50,000 or more (collectively, the “Material Contracts”). Seller is not in breach of or default under any Material Contract. Each Material Contract is legal, valid and binding and is an enforceable agreement of Seller and, to Seller's knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law). To Seller's knowledge, there has not occurred any breach or default under any Material Contract on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Material Contract. There is no dispute between the parties to any Material Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Material Contract has indicated its intention to, or suggested it may evaluate whether to, terminate any Material Contract. Except as provided in Section 6.3, Seller is not a party to any covenant or obligation of any nature limiting the freedom of Seller to compete in any line of business, nor is Seller subject to any covenant or obligation containing exclusivity, right of first refusal, right of first offer, right of first negotiation or “most favored nations” provisions applicable to the Business. Complete and correct copies of all Material Agreements have been made available to Buyers.
4.7    Financial Statements. The unaudited financial statements of the Business for the three years ended December 31, 2011 and the unaudited consolidated financial statements of the Business for the three months ended March 31, 2012 (including the related schedules and notes) (the “Financial Statements”) present fairly, in all material respects, the results of operations of the Business for the respective periods set forth therein and have been prepared in accordance with GAAP consistently applied subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). The financial projections and business plan provided by Seller to Buyers prior to the date hereof were reasonably prepared on a basis reflecting management's best estimates, assumptions and judgments, at the time provided to Buyers, as to the future financial performance of the Business.
4.8    Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements, there is no existing, contingent or threatened liability, obligation, Lien or claim of any nature (whether absolute, accrued, contingent or otherwise) that relates to the Business, other than liabilities arising after the date of the Financial Statements in the ordinary course of business consistent with past practice which do not constitute a Material Adverse Change.
4.9    Real Estate. Seller does not own, and has not previously owned, any real property or any interest therein used in the Business. Schedule 4.9 sets hereto sets forth a list and summary description (including property location, parties and annual rental payments) of all leases, subleases and other agreements under which Seller is lessor or lessee of, or uses or occupies or allows the use and occupancy of, any real property used in the Business. All such leases, subleases and other agreements are valid and subsisting and in full force and effect.
4.10    Books and Records. The books, records and accounts of Seller (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets.
4.11    Brokers and Finders. Seller has engaged Bank of America Merrill Lynch (“BAML”) to assist in connection with the matter contemplated by this Agreement and will be solely responsible for the fees and expenses of such firm.
4.12    Sufficiency of Assets. The Assets as identified in this Agreement, together with (a) the Casing Drive System and accessories; and (b) the Casing Running tools and accessories, Buyers' access to which will be provided for in the Supply Agreement, constitute all of the assets and properties that have been or are being deployed in connection with the operation of the Business as it is conducted or proposed to be conducted, and are sufficient for Buyers and their affiliates to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business consistent with past practice.
4.13    Environmental Matters.
(a)    The Assets and Seller's operation thereof have been at all relevant times and is in compliance with all Environmental Laws. Seller has not received any notice of nor been nor is presently the subject of any civil or criminal enforcement action (whether asserted by any Governmental Authority or other person), alleging any non-compliance with, civil or criminal fines or penalties, injunctive relief or other damages arising under any Environmental Law regarding the Assets. Seller has timely made all filings and timely submitted all reports required under any Environmental Laws with respect to the Assets. Seller has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws required for the operation of the Assets (the “Environmental Permits”), all of which are listed in Schedule 4.13. Each Environmental Permit is valid and in full force and effect, and any renewal application required to keep each Environmental Permit in effect has been timely filed, and Seller is not in default or breach of any Environmental Permit, and no proceeding is pending or, to the knowledge of Seller, threatened to revoke, deny, modify, condition of any Environmental Permit or any renewal thereof. Seller has not received any request for information from any Governmental Authority pursuant to any Environmental Law with respect to the Assets.
(b)    There are no outstanding (or, to the knowledge of Seller, threatened) orders requiring Remedial Actions with respect to the Assets, nor is Seller aware of any condition or circumstance that could reasonably be expected to require Remedial Actions or any other liability arising under Environmental Laws. Seller has not used or permitted to be used, except in compliance with all Environmental Laws, its property or facilities relating to the Assets to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material. Except in compliance with all Environmental Laws, there has been no Release or threatened Release of any Hazardous Material on, into, under, or from Seller's properties or facilities included as part of the Assets that could reasonably be expected to require Remedial Actions. All Hazardous Materials used in whole or in part by Seller in connection with the Assets have been disposed of, treated, transported and stored in compliance with all Environmental Laws. No Hazardous Material is required to be removed, encapsulated or abated, and no Remedial Action is otherwise required under any Environmental Laws, with respect to any property or facility included as part of the Assets. There is not located at or within any of the property or facilities comprising the Assets any (i) underground storage tanks; (ii) landfill; (iii) surface impoundment; (iv) asbestos-containing material; or (v) equipment containing polychlorinated biphenyls. Seller has not received any notice (whether from any Governmental Authority or any other person) that it is potentially responsible for an international, federal, state, provincial, municipal, local or other clean-up site or other corrective action under any Environmental Laws with respect to the Assets. Without limiting the provisions of this Section 4.13, Seller has not received any request for information in connection with an inquiry from any Governmental Authority with respect to its use of any disposal sites with respect to the Assets. Seller has delivered to the Buyers true and complete copies of all environmental audits, evaluations, assessments, studies or tests of which it is aware relating to the Assets and any other material information in the possession of or reasonably available to Seller regarding the environmental condition or compliance (or noncompliance) status of the Assets. Seller has not assumed by contract, or by operation of law, any liabilities of any other person arising under Environmental Laws with respect to the Assets that are to be transferred to Buyers and their designated affiliates.
(c)    For purposes of this Agreement, the following terms have the meanings specified below:
(i)“Environmental Laws” means any federal, provincial, state, local, foreign or international Law (including with respect to environmental liabilities, applicable common Law) as now or hereafter in effect regulating or protecting the public health and safety (including in the workplace) or regulating or protecting or conserving the environment and natural resources, including but not limited to flora and fauna, and any regulations, permits, approvals, certificates or other authorizations issued pursuant to such Laws. The term Environmental Laws specifically includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et. seq.) and similar foreign and state laws.
(ii)“Hazardous Material” means any substance, material or waste which is regulated pursuant to any Environmental Law, including (A) petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, toxic mold, and (B) any material or substance which is defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “solid waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance,” under any Environmental Law.
(iii)“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration of any Hazardous Material into the indoor or outdoor environment, or into or out of any property or facility.
(iv)“Remedial Action” means all actions, including any capital expenditures required by any Governmental Authority or required under or taken pursuant to any Environmental Law or voluntarily taken to (A) clean up, remove, treat, contain, assess, investigate, monitor or evaluate, or in any other way, ameliorate or address any Release or threat of Release of any Hazardous Material; (B) minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining to or relating to a Release or threatened Release of any Hazardous Material; or (D) bring any party, property or facility into compliance with any Environmental Law.
4.14    Taxes.
(a)    Seller has caused to be properly and timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed with respect to the ownership, use, operation, or maintenance of the Assets and the conduct of the Business.
(b)    Seller has paid or caused to be properly and timely paid all Taxes and assessments due and payable (whether or not shown on any Tax Returns) relating to the ownership, use, operation, or maintenance of the Assets and the conduct of the Business.
(c)    Seller has not received, and does not have knowledge of, any notice of deficiency or assessment, or proposed deficiency or assessment, relating to Taxes with respect to the ownership, use, operation, or maintenance of the Assets or the conduct of the Business.
(d)    There are no outstanding agreements or waivers, or requests for such agreements or waivers, that extend, or would extend, any statute of limitations applicable to any Tax Returns that include or reflect the ownership, use, operation, or maintenance of the Assets or the conduct of the Business.
(e)    All amounts required in the conduct of the Business to be withheld by Seller and paid to Governmental Authorities for Taxes have been properly and timely collected or withheld and paid to the proper Governmental Authority.
(f)    No claim has ever been made by a Governmental Authority in a jurisdiction where Seller has not filed a Tax Return that Seller is or may be subject to Tax in such jurisdiction.
(g)    There are no Liens for Taxes upon any of the Assets, except Liens for Taxes not yet due.
(h)    None of the Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.
(i)    None of the Assets is an interest in an entity that is treated as a corporation, partnership,

or trust for United States federal income tax purposes.
4.15    Employee Benefits.
(a)    Schedule 4.15(a) lists all individuals who are employed by Seller on a full-time, permanent or part-time basis principally at or with respect to the Business immediately prior to the Closing Date (including individuals on short-term disability, long-term disability or approved leave of absence) (the “Employees”), which list includes each Employee's name, title or position, current rate of hourly wage or salary, total annual compensation (including incentive and similar compensation), date of hire and period of service recognized by each Seller Benefit Plan (if applicable) and whether such Employee is currently active at work and, in the case of any such Employee who is not active, the scheduled return-to-work date of such Employee.
(b)    Schedule 4.15(b) lists all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit, bonus, vacation, incentive, deferred compensation, stock option or other equity-based, severance, termination, separation, salary or wage continuation or supplementation, retention, employment, collective bargaining, change in control, welfare (including, but not limited to, post-employment medical and life insurance, medical, dental, short-term disability, long-term disability, life insurance and long-term care) and fringe benefit plans (including vacation pay or paid sick leave), practices, programs or agreements, whether formal or informal and whether or not subject to ERISA that cover or provide compensation or benefits to any current or former Employee and (i) are maintained by, contributed to, or required to be contributed to by Seller, or (ii) with respect to which the Seller has, whether directly or through any other Person that, together with the Seller, would be considered a single employer under Section 414(b), (c), or (m) of the Code (an “ERISA Affiliate”), any actual or contingent liability (each, a “Seller Benefit Plan”).
(c)    Seller has made available to the Buyers a copy (or, with respect to any unwritten arrangement, a description) of each Seller Benefit Plan. Each Seller Benefit Plan intended to be qualified under Code Section 401(a) is and has been so qualified. Each Seller Benefit Plan is and has been maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including ERISA and the Code.
(d)    Neither Seller nor any of its ERISA Affiliates has ever sponsored or maintained an “employee pension benefit plan” subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Neither Seller nor any of its ERISA Affiliates has ever maintained or incurred any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).
(e)    All obligations of Seller and its ERISA Affiliates to pay compensation and benefits to its current and former employees and independent contractors, to make contributions to Seller Benefit Plans and to satisfy any and all related taxes or other obligations have been satisfied in full, and the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in the Buyers having any liability under or related to the Seller Benefit Plans and will not accelerate vesting or increase the payments due to any employee or consultant of Seller.
(f)    Seller is not a party to any employment agreement with respect to any Employee which cannot be terminated at will by Seller without payment or liability.
4.16    Labor and Employment. Except as provided in Schedule 4.15(a), Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Seller. No Employees are represented by any labor organization. There are no complaints, charges or claims against Seller pending or, to knowledge of Seller, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Seller, of any individual. There are no strikes, work stoppages, work slowdowns or lockouts pending or, to Seller's knowledge, threatened by or on behalf of any Employee. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff'

or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. The representation in the immediately preceding sentence excludes any action resulting from the performance of this Agreement.
4.17    Compliance with Laws; Permits. Seller is in compliance in all material respects with all Laws of any Governmental Authority applicable to its operations or assets or the Business. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation. Seller is in compliance with the Foreign Corrupt Practices Act (15 U.S.C. 78dd-1 et seq.) and has no reason to believe that the actions of any of its employees, contractors or agents could result in any violation of the Foreign Corrupt Practices Act.
4.18    Permits. Schedule 4.18 contains a list of all permits which are used, held for use or intended to be used in connection with the operation of the Business. Seller, directly or through a third party pursuant to an Assigned Contract, has all permits which are required for the operation of the Business as presently conducted. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material permit to which it is a party and, to the knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation.
4.19    Insurance. Seller has insurance policies in full force and effect with respect to the Business and the Assets for such amounts as are sufficient for all requirements of Law and all Assigned Contracts. No event relating to the Business has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy related to the Business has been cancelled within the last two years and, to the knowledge of Seller, no threat has been made to cancel any such insurance policy during such period. No event has occurred which limits or impairs the rights of the insured under any such insurance policies.
4.20    Accounts Receivable. All accounts receivable arising from the conduct of the Business have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.
4.21    Related Party Transactions. None of Seller or any subsidiary or affiliate of Seller or any of their respective officers, directors or employees is party to any Assigned Contract or owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business, or is engaged in a business related to the Business.
4.22    Full Disclosure. All schedules to this Agreement are complete and accurate. No representation or warranty by Seller in this Agreement or in any schedule or exhibit to this Agreement, or in any statement or certificate or other document furnished to Buyers by Seller or any subsidiary, affiliate or representative of Seller, contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading. There is no fact which Seller has not disclosed to Buyers in writing which Seller believes has had or will have a Material Adverse Change.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

STC and SOHL hereby represent and warrant, severally and not jointly, to Seller and agree as follows;

provided, however, that (i) STC shall be deemed to have made only the representations and warranties in this Article 5 related to STC and (ii) SOHL shall be deemed to have made only the representations and warranties in this Article 5 related to SOHL:
5.1    Corporate.
(a)    STC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and SOHL is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. Each Buyer has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by such Buyer hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(b)    This Agreement and all other agreements contemplated to be executed and delivered by each Buyer have been duly authorized by all necessary corporate action and no further approvals are required by the officers, directors or shareholders of such Buyer in connection therewith. This Agreement and all other agreements, certificates and instruments contemplated by this Agreement to be executed and delivered by each Buyer have been or will be, at or prior to the Closing, duly executed and delivered by such Buyer and constitute legal, valid and binding obligations of such Buyer enforceable in accordance with their terms against such Buyer, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
(c)    Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof by each Buyer will, with or without the passage of time or the giving of notice, or both, (i)  conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any material Contracts to which such Buyer is a party or by which it is bound or to which its properties or assets are subject, (ii)  result in an acceleration or increase of any amounts due from such Buyer to any person, (iii)  conflict with or violate the organizational documents of such Buyer, (iv)  result in the creation or imposition of any Lien against such Buyer or any of its properties or assets, or (v)  violate any Laws or any other restriction of any kind or character applicable to such Buyer or any of its properties or assets.
5.2    No Adverse Action. There are no actions, suits, claims or legal, administrative, arbitration or other proceedings or governmental investigations or examinations pending or, to each Buyer's knowledge, threatened or injunctions or orders entered, pending or, to such Buyer's knowledge, threatened against such Buyer or its business, property or assets, at Law or in equity, before or by any Governmental Authority to restrain or prohibit the consummation of the transactions contemplated hereby.
5.3    Financial Ability to Perform. Each Buyer has the financial ability to pay its portion of the Purchase Price under Section 3.2(c) (including any Purchase Price Adjustment) to Seller as and when such amounts become due and payable.
5.4    Third Party Approvals. The execution, delivery and performance by each Buyer of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third persons which have not been obtained by such Buyer.
5.5    Disclosure of Information. Each Buyer has had an opportunity to conduct due diligence, and to ask questions and receive answers from Seller regarding the Assets.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1    Conduct of Business Pending Closing.
(a)    Between the date of this Agreement and the Closing Date, Seller shall, and shall cause its subsidiaries and affiliates to: (i) conduct the Business and operate the Assets in the ordinary course consistent with past practice; (ii) notify and communicate with Buyers and keep Buyers advised as reasonably appropriate of any material developments relating to the Business, including any breach of this Agreement or the inaccuracy of any representation or warranty set forth in Article 4; (iii) maintain and preserve the Business and the Assets in their customary repair, order and condition, reasonable wear and tear excepted; (iv) perform in all material respects its obligations under Contracts relating to or affecting the properties, rights and other assets of the Business; (v) keep in full force and effect without interruption all present insurance policies or other comparable insurance coverage related to the Business; (vi) use reasonable efforts to retain the services of the officers, employees and agents of the Business and to preserve its relationships and good will with the suppliers, customers, landlords, creditors, employees, agents and others having business dealings with the Business; (vii) confer with Buyers concerning operational matters of a material nature exceeding a value of $100,000 related to the Business; and (viii) otherwise report periodically to Buyers concerning the status of the business, operations and finances of the Business.
(b)    Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller shall not, and shall cause its subsidiaries and affiliates not to, without the prior written consent of Buyers, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.5 is likely to occur.
6.2    Information. Each party will promptly inform the other party in writing of any litigation commenced against such party with respect to (a) the transactions contemplated by this Agreement or (b) the Business or the Assets.
6.3    Covenant Against Competition.
(a)    As an essential consideration for the obligations of Buyers under this Agreement, Seller hereby agrees and covenants that from and after the Closing Date and until the third anniversary thereof:
(i)    Seller and its subsidiaries shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, stockholder, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States or Canadian stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed), directly or indirectly, engage in the Business anywhere in the world, or otherwise render services to or on behalf of that segment of any enterprise which competes with the Business; or
(ii)    Seller and its subsidiaries shall not, directly or indirectly, either for themselves or any other Person, (A) induce or attempt to induce any Transferred Employee or other employee of Buyers or any of their affiliates primarily engaged in the conduct of the Business to leave the employ of Buyers or any of their affiliates, (B) in any way interfere with the relationship between Buyers or any of their affiliates and any Transferred Employee or other employee of Buyers or any of their affiliates primarily engaged in the conduct of the Business, or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any Transferred Employee or other employee of Buyers or any of their affiliates primarily engaged in the conduct of the Business, provided that nothing precludes Seller from hiring any Transferred Employee who (1) initiates contact with Seller pertaining to employment or (2) responds to publicly advertised position with Seller. Buyers shall not hire any other employee of Seller for employment within the Business for a period of two (2) years from the Closing Date, subject to the reciprocal application of the exceptions set for the in the preceding sentence.
(b)    If a Buyer believes that Seller or any subsidiary or affiliate of Seller has violated the provisions of this Section 6.3, such Buyer shall have the right to seek relief from any court of competent jurisdiction against such party. Seller acknowledges that money damages alone may not adequately compensate such Buyer in the event of a breach of the covenants of this Section 6.3. Therefore, Seller agrees that in addition to all remedies available at law, in equity or under this Agreement, such Buyer shall be entitled to injunctive relief for the enforcement of this covenant.
(c)    Seller agrees that the covenants in this Section 6.3 are reasonable with respect to their duration and scope. The covenants in this Section 6.3 are severable and separate, and the unenforceability of any specific covenant in this Section 6.3 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 6.3. If any court of competent jurisdiction determines that the duration or scope of Section 6.3 are unreasonable as applied to Seller or any of its subsidiaries, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.
(d)    All the covenants in this Section 6.3 are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against a Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by such Buyer of any covenant in this Section 6.3. It is specifically agreed that the period specified in this Section 6.3 shall be computed by excluding from that computation any time during which Seller is in violation of any provision of Section 6.3. Buyers and Seller hereby agree that this Section 6.3 is a material and substantial part of the transactions contemplated by this Agreement. The covenants contained in this Section 6.3 shall not be affected by any breach of any other provision hereof by any party hereto.
6.4    Further Assurances. The parties will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to each other after the Closing such further instruments of transfer, assignment and conveyance (in form and substance reasonably satisfactory to Buyers), and take such other action as may reasonably be required to effectively carry out the transfer of the Assets and the Business, free and clear of all Liens (other than Permitted Encumbrances) and the consummation of the matters contemplated by this Agreement, and any other document reasonably requested by Buyers in connection with this Agreement.
6.5    Confidentiality; Public Announcement. All information disclosed by any party to this Agreement to the other party shall be governed by the Confidentiality Agreement between Seller and STC dated February 17, 2012 (the “Confidentiality Agreement”), and such Confidentiality Agreement shall survive any termination of this Agreement. Excluding required regulatory filings, Seller shall not, without the prior approval of Buyers, issue, or permit any of its partners, directors, officers, employees, agents, affiliates or brokers to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, provided that Seller shall consult with Buyers prior to making any required regulatory filings with respect to this Agreement or the transactions contemplated hereby.
6.6    Volant/Noetic Agreements. In the event that consent or approval is not obtained to transfer to Buyers Seller's rights under the Agreement (the “Noetic Agreement”) dated April 11, 2007 between Seller and Noetic Engineering Inc. to the extent attributable to the Business, to the extent practicable, Seller and Buyers shall effect alternative arrangements in the form of a license, sublicense or other agreement in form and substance reasonably satisfactory to Buyers until such time as such consent or approval has been obtained which results in Buyers receiving all of the benefits of Seller and bearing all the liabilities and other obligations of Seller with respect to the Noetic Agreement to the extent attributable to the Business.
6.7    Employee Matters.
(a)    From the date that is mutually agreed upon between Buyers and Seller (which shall not be later than 10 days after the date hereof) through the Closing Date, Seller shall cooperate with Buyers in permitting Buyers to interview, on a voluntary basis, each Employee so as to make selection decisions and communicate to such Employees any information concerning employment offers and employment with Buyers after the Closing Date. During normal business hours, Seller shall allow additional meetings by representatives of Buyers with such Employees upon the reasonable request of Buyers, provided that the timing, number and length of such meetings are not unreasonable as determined by Seller in good faith.

(b)    Prior to the Closing Date, Buyers shall deliver, in writing, an offer of employment (on an “at will” basis) to those Employees identified by Buyers on a schedule to be delivered to Seller prior to the Closing Date to commence (i) in the case of an Employee who is actively at work on the Closing Date, upon the Closing Date, (ii) in the case of an Employee who is on approved leave on the Closing Date, upon such Employee's report to his or her assigned work location and the inception of his or her rendering services for compensation immediately upon the end of the approved leave or (iii) in the case of an Employee who is not actively at work on Closing Date and is not on approved leave, such date as Buyers may determine, in each case subject to Buyers' standard conditions for new employees. The terms of employment, salaries, bonuses and benefit plans of each such Employee shall be consistent with Buyers' standard employment packages for comparably situated employees. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Buyers shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).
(c)    Any Employee who is not offered employment by a Buyer prior to Closing or who does not accept an offer of employment by a Buyer, in each case pursuant to Section 6.7(b), is hereinafter referred to as an “Excluded Employee.” Seller shall indemnify and hold Buyers and their affiliates harmless with respect to all liabilities relating to any Excluded Employee, including, (i) any employment-related liability, (ii) any liability relating to, arising under or in connection with any Seller Benefit Plan, including any liability under any state group health plan continuation coverage law, whether arising prior to, on or after the Closing Date, and (iii) any liability under WARN.
(d)    Buyers shall not assume any Seller Benefit Plan or any other plan, program or arrangement of Seller, including the employment agreement between Seller and Dietmar Neidhardt dated as of November 5, 2010 (the “Neidhardt Agreement”), and Seller shall be responsible for any and all liabilities, obligations and claims of any kind arising out of any Seller Benefit Plan or any other plan, program or arrangement of Seller including, without limitation, the Neidhardt Agreement. Buyers shall have no responsibility for, and Seller shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of any employees by Seller before the Closing Date and the transfer or termination of employment of any employees by Seller.
(e)    To the extent permitted by applicable Laws, Seller shall use its best efforts to encourage each Employee to whom an offer is made by Buyers pursuant to Section 6.7(b) to accept such offer of employment (other than the payment of monies, except as provided in the immediately following sentence of this Section 6.7(e)), including communicating to such Employees that Seller will not continue to employ such Employees beyond the Closing Date. Seller shall reimburse Buyers one half of the bonus amount (the “Commencement Bonus”) payable to each Employee listed on Schedule 6.7(e) (each, a “Key Employee”) upon the commencement of such Key Employee's employment with Buyers, Seller's reimbursement obligation not to exceed $10,000 per Key Employee. The Commencement Bonuses will be paid pursuant to the terms embodied in the employment offers delivered to each Key Employee by Buyers.
(f)    Nothing herein shall be deemed or construed to (i) give rise to any rights, claims, benefits, or causes of action to any Employee or (ii) prevent, restrict, or limit Buyers following the Closing from modifying or terminating their pension or other benefit plans, programs or policies from time to time as they may deem appropriate.
6.8    Tax Matters.
(a)    Property Taxes. Liabilities or credits for ad valorem, personal property, and other similar Taxes (“Property Taxes”), if any, with respect to the Assets shall be prorated through the Closing Date (on the basis of the assessed value of the Assets and the rate of Tax for the current year or, if the assessed value of any Assets or the rate of Tax with respect thereto has not been determined prior to the Closing Date, the value and the rate with respect to such Assets shall be determined on the basis of the value or rate from the most recent prior year in which such value or rate was determined). Seller shall be responsible for all such prorated Property Taxes attributable to the period prior to the Closing Date, STC shall be responsible for all other Property Taxes attributable to the US Assets, and SOHL shall be responsible for all other Property Taxes attributable to the Non-US Assets. Promptly upon receipt, Seller or a Buyer, as appropriate, shall provide the other party with copies of all bills or invoices for such Property Taxes which the other party is responsible pursuant to this Section 6.8(a). The resulting amount payable shall be paid promptly or otherwise contested in good faith.
(b)    Transfer Taxes. All use, transfer, or similar Taxes (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne, on the one hand, 50% by Seller and, on the other hand, 50% by Buyers, regardless of whether the Governmental Authority seeks to collect such Transfer Taxes from Seller or Buyers or their subsidiaries or affiliates. Buyers shall timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to such Transfer Taxes.
(c)    Other Taxes. Seller shall be responsible for and pay all Other Taxes attributable to the ownership, use, operation, or disposition of the Assets for any taxable period (or portion thereof) ending on or before the Closing Date. For this purpose, “Other Taxes” shall mean all Taxes other than Property Taxes and Transfer Taxes.
(d)    Refunds. If either Buyer, its subsidiaries or affiliates receive a refund of any Taxes that Seller is responsible for hereunder, or if Seller, its subsidiaries or affiliates receive a refund of any Taxes that either Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder.
(e)    Cooperation. Buyers and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Assets as is reasonably necessary for (i) the preparation and filing of any Tax Return, claim for refund, or other required or optional filings relating to Tax matters, (ii) the preparation for any Tax audit or Tax protest, or (iii) for the prosecution or defense of any suit or other proceeding relating to Tax matters.
(f)    Tax Elections and Accounting Methods. Seller shall not (and shall cause its subsidiaries and affiliates not to) make, modify or revoke any election with regard to Taxes or make any material change in any Tax accounting method with respect to the Assets, except to the extent that such action would not affect Buyers' or their subsidiaries' or affiliates' liability for Taxes with respect to the Assets for any taxable period (or portion thereof) beginning after the Closing.
6.9    Limited Use License Back to Seller for Drilling Optimization IP. Buyers agree to grant to Seller, from and after the Closing, a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide license in fields of use other than the Business in and to U.S. Patent Application Nos. 13/333,027 and 61/562,257, future foreign equivalents, and patent applications claiming priority thereto, and associated copyrights and software created by Seller prior to the Closing (collectively “Drilling Optimization IP”) in connection therewith, to practice, design, make, have made, operate, sell, offer for sale, import, have operated and use the Drilling Optimization IP. This license provided in this Section 6.9 (the “License”) is personal to the Parties, and no Party may assign such license or any right or obligation under the License without the prior written consent of the other Party (other than in connection with a transaction effected solely for the purposes of changing the form or jurisdiction of organization of an entity, or a reorganization or transaction with or among Seller and any of its affiliates where substantially all of the business of Seller and any of its affiliates that was, immediately prior to such transaction, subject to the License remains, immediately after such transaction, subject to the License), which consent will not be unreasonably withheld. Notwithstanding the above, the License may be assigned by any Party without the other Parties' consent as part of a sale or transfer of a substantial portion of its business, provided, however, such assignment shall extend solely to that portion of the business sold or transferred to the Assignee and does not extend to any other activities. Any assignment or transfer in violation of this Section 6.9 shall be null and void. Subject to the foregoing, the License shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Notwithstanding the above, if Seller creates one or more separate legal entities from Seller, divisions, enterprises, spinoffs, or business units, such entity shall have the rights afforded to Seller hereunder.

ARTICLE 7
CONDITION TO BOTH PARTIES' OBLIGATION TO
CONSUMMATE THE TRANSACTION

The respective obligations of each Buyer, on the one hand, and Seller, on the other hand, to close under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following condition:
7.1    No Injunction.  No preliminary or permanent injunction or other order issued by, and no proceeding or order by or before any Governmental Authority or by any Governmental Authority nor any Law or Order promulgated or enacted by any Governmental Entity shall be in effect or pending which materially delays, restrains, enjoins or otherwise prohibits or seeks to restrain, enjoin or otherwise prohibit the transactions contemplated hereby.

ARTICLE 8
CONDITIONS TO BUYERS' OBLIGATION TO
CONSUMMATE THE TRANSACTION

Each and every obligation of Buyers to be performed at the Closing hereunder is subject, at Buyers' election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Buyers may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions, but which action will not prejudice Buyers' right to indemnification or to recover damages for any such failure unless waived in writing.
8.1    Compliance with Agreement. Seller will have performed in all material respects its obligations and agreements, and complied in all material respects with its covenants, contained in this Agreement which are required to be performed or complied with by Seller on or prior to the Closing Date.
8.2    Representations and Warranties. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall, as so qualified, be true and correct in all respects, and those not so qualified will be true, complete and correct in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall, as so qualified, be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).
8.3    Officer's Certificate. Buyers shall have received a certificate signed by an officer of Seller, in form and substance reasonably satisfactory to Buyers, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1 and 8.2 have been satisfied in all respects.
8.4    Corporate Authorization. Buyers will have received a true, correct and complete copy of the resolutions of the governing authority of Seller, duly authorizing the execution, delivery and performance by Seller of this Agreement and such other agreements and instruments contemplated hereby.
8.5    Instruments of Transfer; Supply Agreement; Transition Services Agreement; Escrow Agreement; License Agreement. Seller and its applicable subsidiaries and affiliates will have executed and delivered to Buyers counterparts of the Transfer Agreements, the Patent Transfers, the Supply Agreement, the Transition Services Agreement, the Escrow Agreement and the License Agreement.

8.6    No Litigation. Seller will not have been a party to any material litigation or administrative proceeding or investigation relating to the Business or any of the Assets, or to this Agreement or the transactions contemplated hereby.
8.7    No Material Adverse Change. Excluding matters intended to be covered by the Purchase Price Adjustment in Section 2.2, and any occurrence generally affecting the energy/oil and gas industry that does not disproportionately affect the Business relative to other businesses in the global energy/oil and gas industry, there will not have been any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, financial condition, earnings or prospects of the Business or the Assets, taken as a whole (a “Material Adverse Change”).
8.8    Consents and Approvals.  All consents, waivers, authorizations and approvals of third persons as are necessary in connection with the transactions contemplated by this Agreement shall have been obtained, subject to the provisos of Section 11.1. As promptly as practicable after the date of this Agreement, the parties shall make all filings required by Laws to be made by them in order to consummate the Transaction. Each party shall expend its Best Efforts and shall cooperate with the other party in obtaining all material consents.
8.9    Operational Facility Transition. Buyers and Seller shall have implemented arrangements to ensure that the operations of the Business will be conducted, promptly upon the consummation of the transactions contemplated hereby, at facilities owned by Buyers or an affiliate of Buyers or as provided in the Transition Services Agreement.
8.10    Employees. Buyers shall have satisfactorily completed the procedures described in Section 6.7(a) and (b).

ARTICLE 9
CONDITIONS TO SELLER'S OBLIGATION
TO CONSUMMATE THE TRANSACTION

Each and every obligation of Seller to be performed at the Closing hereunder is subject, at Seller's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Seller may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but which action will not prejudice Seller's right to indemnification or to recover damages for any such failure unless waived in writing.
9.1    Compliance With Agreement. Buyers will have performed in all material respects their obligations and agreements and complied in all material respects with their covenants, contained in this Agreement which are required to be performed or complied with by Buyers on or prior to the Closing Date.
9.2    Representations and Warranties. The representations and warranties of Buyers contained in this Agreement that are qualified as to materiality shall, as so qualified, be true and correct in all respects, and those not so qualified will be true, complete and correct in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been given on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall, as so qualified, be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).
9.3    Officer's Certificate. Seller shall have received a certificate signed by an officer of each Buyer, in form and substance reasonably satisfactory to Seller, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1 and 9.2 have been satisfied in all respects.
9.4    Corporate Authorization. Seller will have received a true, correct and complete copy of the resolutions of the governing authority of each Buyer, duly authorizing the execution, delivery and performance by such Buyer of this Agreement and such other agreements and instruments contemplated hereby.
9.5    Instruments of Transfer; Supply Agreement; Transition Services Agreement; Escrow Agreement; License Agreement. Each Buyer will have executed and delivered to Seller counterparts of the Transfer Agreements, the Patent Transfers, the Supply Agreement, the Transition Services Agreement, the Escrow Agreement and the License Agreement.
9.6    Purchase Price. Each Buyer will have paid, by cashier's check or via wire transfer, that portion of the Purchase Price required to be paid by such Buyer at the Closing pursuant to this Agreement.

ARTICLE 10
INDEMNIFICATION

10.1    Seller's Indemnity. Seller, from and after the Closing Date, will indemnify and hold each Buyer and its officers, directors, shareholders, agents, employees, representatives, successors and assigns (collectively, the “Buyer Indemnitees”), harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including Taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively “Damages”) incurred in litigation or otherwise, and any investigation relating thereto, by any Buyer Indemnitee, directly or indirectly, to the extent resulting from or in connection with (a) any liabilities arising out of, relating to or otherwise in respect of the Business or the Assets on or before the Closing Date, or any other liabilities of Seller or its subsidiaries or affiliates; (b) any representation or warranty made by Seller in this Agreement or any agreement or certificate delivered in connection herewith having been materially inaccurate or incomplete; and (c) any material breach by Seller of any covenant or agreement made or undertaken in this Agreement or any agreement or certificate delivered in connection herewith.
10.2    Buyer's Indemnity. Buyers, from and after the Closing Date, will indemnify and hold Seller and its respective officers, directors, managers, members, shareholders, agents, employees, representatives, successors and assigns (collectively, the “Seller Indemnitees”), harmless from and against any and all Damages incurred in litigation or otherwise, and any investigation relating thereto, by any Seller Indemnitee, directly or indirectly, to the extent resulting from or in connection with (a) any liabilities under the Assigned Contracts, and those related to Transferred Employees, to the extent related to the period after the Closing Date; (b) any representation or warranty made by a Buyer in this Agreement or any agreement or certificate delivered in connection herewith having been materially inaccurate or incomplete; and (c) any material breach by a Buyer of any covenant or agreement made or undertaken in this Agreement or any agreement or certificate delivered in connection herewith.
10.3    Dollar Limitations. The Indemnitor shall not be liable to indemnify and hold harmless the Indemnitees for any Damages until the Indemnitees have first suffered, sustained or incurred aggregate losses relating to such matters in excess of $500,000, excluding any item or series of related items less than $50,000, at which point the Indemnitor will be liable to indemnify the Indemnitees and hold them harmless from and against all such Damages in excess of the foregoing $500,000 deductible amount. Except for Damages owed (a) by Buyers to Seller Indemnitees related to the Assigned Contracts to the extent related to the period after the Closing Date, (b) by Seller to Buyer Indemnitees related to the Assigned Contracts to the extent related to the period on or before the Closing Date, which shall not be capped, the Indemnitor shall not be liable to indemnify the Indemnitees for such Damages in excess of the Purchase Price after giving effect to the Purchase Price Adjustment. Applied to 10.1, “Indemnitor” shall mean Seller and “Indemnitees” shall mean the Buyer Indemnitees. Applied to 10.2, “Indemnitor” shall mean Buyers and the “Indemnitees” shall mean Seller Indemnities. The limitations set forth in this Section 10.3 shall not apply to (a) Damages related to the breach of any representation or warranty contained in Sections 4.1(a), 4.1(b), 4.1(c)(iii), 4.3, 4.11, 5.1(a), 5.1(b) or

5.1(c)(iii) (collectively, the “Fundamental Representations”) or (b) Section 6.8.
10.4    Survival of Tax Representations. Notwithstanding anything to the contrary in this Agreement, all representations in Section 4.14 (and all liabilities of the parties with respect thereto) shall survive the Closing and for a period of sixty (60) days following the expiration of the applicable statute of limitations.
10.5    Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provisions), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
10.6    Adjustment for Tax Purposes. All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable law, and shall be taken.
10.7    Recourse Against Escrow Account. For so long as the Escrow Agreement is in full force and effect and to the extent that sufficient funds are held in the escrow account governed by the Escrow Agreement, any payment Seller is obligated to make to any Buyer Indemnitee pursuant to this Article 10 shall be paid first from the Escrow Amount in accordance with the terms of the Escrow Agreement. To the extent that such claim is not satisfied from the Escrow Amount, a Buyer Indemnitee may seek a direct payment from Seller. Buyers shall be entitled (but shall not be required) to withdraw any Purchase Price Adjustment that is payable by Seller pursuant to Section 2.2 from the Escrow Amount in accordance with the terms of the Escrow Agreement.

ARTICLE 11
TERMINATION

11.1    Termination. The parties may terminate this Agreement as follows:
(a)    Seller or Buyers may terminate this Agreement should the transactions contemplated by this Agreement be prohibited by any applicable Law; provided that should the assignment of any Assigned Contract be or become prohibited by applicable law it will not constitute an event contemplated by the preceding clause if such Assigned Contract is capable of being fulfilled through its term by Seller acting on behalf and for the benefit of the affected Buyer; provided, further, that this Section 11.1(a) shall not operate as a waiver of Section 6.4.
(b)    Buyers may terminate this Agreement if the conditions in Article 8 shall have become incapable of fulfillment (unless such failure results from a Buyer's breach of any representation, warranty or covenant contained herein); provided that the inability of the parties to obtain a third party consent to assignment of an Assigned Contract shall not constitute an event contemplated by the preceding clause if such Assigned Contract is capable of being fulfilled through its term by Seller acting on behalf and for the benefit of the affected Buyer; provided, further, that this Section 11.1(b) shall not operate as a waiver of Section 6.4.
(c)    Seller may terminate this Agreement if the conditions in Article 9 shall have become incapable of fulfillment (unless such failure results from Seller's breach of any representation, warranty or covenant contained herein).
(d)    Seller may terminate this Agreement if the Closing does not occur on or before May 31, 2012 through no fault of Seller.
11.2    Effect of Termination. The effect of termination of this Agreement shall be as follows:
(a)    If any party terminates this Agreement pursuant to Section 11.1(a) hereof, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other.

(b)    If Buyers terminate this Agreement pursuant to Section 11.1(b) hereof, then Buyers shall have all rights available to them, either in Law or in equity, with respect to this Agreement.
(c)    If Seller terminates this Agreement pursuant to Section 11.1(c) hereof, then Seller shall have all rights available to it, either in Law or in equity, with respect to this Agreement.

ARTICLE 12
MISCELLANEOUS
12.1    Notices. Any notice required or permitted to be made pursuant to this Agreement shall be considered made if such notice is mailed by registered or certified mail, postage prepaid, return receipt requested, in the United States mail, addressed as follows:
If to Seller:        TESCO Corporation
General Counsel
3993 W. Sam Houston Pkwy. N., Suite 100
Houston, Texas USA 77043-1238

With a copy to:    Legal Department
3993 W. Sam Houston Pkwy. N., Suite 100
Houston, Texas USA 77043-1238

If to STC:        Schlumberger Technology Corporation
5599 San Felipe, 16th Floor
Houston, Texas 77056
Attention: M&A Legal Department

With a copy to:	Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attention: J. David Kirkland
M. Breen Haire

If to SOHL:        Schlumberger Oilfield Holdings Ltd.
Craigmuir Chambers, P.O. Box 761
Road Town, Tortola, B.V.I.
Attention: Eileen Hardell, Assistant Secretary

With a copy to:	Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attention: J. David Kirkland
M. Breen Haire

or, if any said notice is sent by personal delivery, Federal Express or other overnight courier, then said notice shall be deemed duly given at the time of receipt. Any party may change its address indicated above by notice in writing to any other parties.

12.2    Knowledge. Seller shall be deemed to have knowledge of a fact or other matter only if any executive officer of Seller, including Julio M. Quintana, Dietmar J. Neidhardt, Robert L. Kayl, Dean Ferris and Michael Leman, has knowledge of such fact or other matter after due inquiry. Seller hereby acknowledges that such persons are representatives of Seller with knowledge of the Assets. Notwithstanding the foregoing, in no event shall any such person be personally liable under this Agreement, as such individuals are acting solely in their respective capacities as representatives of Seller.
12.3    Survival. Except as provided in Section 10.4, all representations, warranties, covenants and agreements made by the parties each to the other in this Agreement or pursuant hereto in any certificate, instrument or document will survive the consummation of the transactions contemplated by this Agreement, and may be fully and completely relied upon by Buyers and Seller, as the case may be, notwithstanding any investigation heretofore or hereafter made by such party or on behalf of any of them, and will not be deemed merged into any instruments or agreements delivered at Closing. Notwithstanding the foregoing, ALL PROVISIONS OF THIS AGREEMENT shall survive the Closing for a period of two (2) years FROM THE CLOSING DATE, EXCEPT (A) THE FUNDAMENTAL REPRESENTATIONS shall survive forever, (B) THE REPRESENTATIONS AND WARRANTIES IN SECTIONS 4.4, 4.13 AND 4.15 SHALL SURVIVE FOR Three (3) YEARS FROM THE CLOSING DATE, (c) sectionS 6.5, 11.2, 12.3 and 12.6 SHALL SURVIVE FOREVER and (D) section 6.3 shall survive as provided therein. Specifically, but without limitation, A PARTY's failure to give written notice TO THE OTHER PARTY of a breach (specifying the breach) of any of the agreements, representations or warranties set forth in this Agreement within THE APPLICABLE PERIOD SPECIFIED IN THE PRECEDING SENTENCE shall result in THE OTHER PARTY'S being fully released from all duties, liabilities and obligations arising out of such agreements, representations and warranties with respect to which written notice has not been SO given. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 12.3, On the date which is two (2) years after the Closing Date, EACH OF THE PARTIES shall automatically be released from all duties, liabilities and obligations under this Agreement, other than the liabilities, duties and obligations with respect to which written notice has been given under this Section prior to such date.
12.4    Expenses. Except as otherwise set forth herein, each party agrees to pay, without right of reimbursement from any other, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.
12.5    Parties in Interest and Assignment.
(a)    This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies or obligations or liabilities under or by reason of this Agreement.
(b)    Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by all of the parties hereto.
12.6    Brokerage. No broker's or finder's fees are due or payable to any person as a result of the transactions set out herein except as set forth in Section 4.11 above. Excluding the engagement of BAML by Seller set forth in Section 4.11, Seller and Buyers agree to indemnify each other and to hold the other harmless from any and all liabilities (including attorneys' fees and costs of court) to any person claiming brokerage commissions, finder's fees or similar compensation rights for services purportedly rendered on behalf of either party in connection with this Agreement or the transactions contemplated hereby.
12.7    Modification. This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought.
12.8    Waiver. No waiver of the performance or breach of, or default under, any condition or obligation hereof will be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement. Each party hereto may, by written notice to the other party hereto:  (a)  extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b)  waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c)  waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d)  waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken by or on behalf of any party, including any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.
12.9    Entire Agreement. This Agreement and the Confidentiality Agreement embody the entire agreement between the parties hereto and there are no agreements, representations or warranties between the parties other than those set forth or provided herein. All Exhibits and Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.
12.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute but one and the same instrument.
12.11    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
12.12    Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
12.13    Governing Law. This Agreement will be governed by and construed, interpreted and enforced in accordance with the Laws of the State of Texas applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance. Any suit arising from or otherwise relating to this Agreement or the transactions contemplated hereby shall be brought in the State District Court of Harris County, Texas. Each party consents and submits itself to the jurisdiction of the State of Texas and to venue in Harris County, Texas.

ARTICLE 13
DEFINITIONS AND INTERPRETATION
13.1    Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings assigned to them herein, unless the context otherwise dictates, both for purposes of this Agreement and all Schedules and Exhibits hereto:
“Best Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving in good faith a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Transaction or to dispose of or make any change to its business, expend any material funds or incur any other material burden.
“Business” shall mean Seller's global CASING DRILLING™ business involving the use of oilfield casing instead of drill pipe to drill wells for oil and natural gas operating companies and/or their contractors, including non-retrievable CASING DRILLING™ projects for drilling straight holes with a disposable/drillable bit, including conductor drilling (Level 2 projects), retrievable CASING DRILLING™ projects for drilling directional holes with steerable bottom hole assemblies (Level 3 projects), Retrievable Liner Drilling™ projects for retrievable and multi-set drilling with steerable bottom hole assemblies (Level 4 projects) and CASING DRILLING™ pump-down/reverse out projects (Level 5 projects), but excluding the Excluded Assets and any associated oilfield service activities that do not intentionally increase the depth or diameter of pre-drilled bore holes.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conditions Precedent” shall mean those conditions set forth in Articles 7, 8 and 9.
“Contracts” means all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, franchises, licenses, commitments or binding arrangements, express or implied, oral or written, whether or not enforceable.
“Excluded Assets” is defined by Section 1.2 above.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over the Seller or any of the assets associated with the Seller.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.
“Lien” means any lien, pledge, claim, charge, security interest or encumbrance of any nature whatsoever, except for any lien for state or local property taxes or assessments not yet due and payable.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.
“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any federal, state, local or non-U.S. government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, customs duties, alternative or add-on minimum, estimated or other obligations of the same or similar nature to any of the foregoing.
“Tax Return” means all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, including any schedules or attachments thereto, and any amendments thereof.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
[Signature Page Follows]

The parties hereto have duly executed this Agreement as of the date first above written.

Schlumberger Technology Corporation,
a Texas corporation

By:     /s/ Jean-Francois Poupeau
Name:     Jean-Francois Poupeau
Title:    Vice President

“STC”

Schlumberger Oilfield Holdings Ltd.,
a British Virgin Islands company

By:    /s/ Eileen Hardell
Name:    Eileen Hardell
Title:    Assistant Secretary and Attorney-in-Fact

“SOHL”

Tesco Corporation,
an Alberta, Canada corporation

By:    /s/ J.M. Quintana
Name:     J.M. Quintana
Title:    President and CEO

“SELLER”